Exhibit 99

Monsanto Company
800 North Lindbergh Blvd
St. Louis, Missouri 63167

Release	Immediately

Contact	Media: Lee Quarles (314-694-2330)
Analysts: Scarlett Lee Foster (314-694-8148)
HIGHER SALES OF MONSANTO’S ROUNDUP, SEEDS AND TRAITS BUSINESSES IN LATIN AMERICA DRIVE FIRST-QUARTER RESULTS
Monsanto Raises Full-Year EPS and Free Cash Flow Guidance
St. Louis – Jan. 3, 2008

	First Quarter	First Quarter
($ in millions)	2008	2007

Net Sales By Segment
Corn seed and traits	$467	$360
Soybean seed and traits	162	170
Cotton seed and traits	42	25
Vegetable and fruit seed	130	100
All other crops seeds and traits	35	25

TOTAL Seeds and Genomics	$836	$680

Roundup and other glyphosate-based herbicides	$1,008	$649
All other agricultural productivity products	255	210

TOTAL Agricultural Productivity	$1,263	$859

TOTAL Net Sales	$2,099	$1,539

Gross Profit	$1,055	$682

Operating Expenses	$662	$560

Interest Expense – Net	$4	$3
Other Expense – Net	$19	$14

Net Income	$256	$90

Diluted Earnings per Share (See note 1.)	$0.46	$0.16

Items Affecting Comparability – EPS Impact
Loss on discontinued operations	—	0.01

Diluted Earnings per Share from Ongoing Business
(For the definition of ongoing EPS, see note 1.)	$0.46	$0.17

Effective Tax Rate	29%	12%

- more -

	First Quarter	First Quarter
	2008	2007

Comparison as a Percent of Net Sales:

Gross profit	50%	44%
Selling, general and administrative expenses (SG&A)	22%	25%
Research and development expenses (excluding acquired in-process R&D)	10%	12%
Income from continuing operations before income taxes and minority interest	18%	7%
Net income	12%	6%

Comment from Monsanto Chairman, President and Chief Executive Officer Hugh Grant:
“Our results in the first quarter represent a solid start to the fiscal year and highlight the strong performance of our Latin American business. With the most significant part of our annual business cycle still to come, we believe these results position us for another strong fiscal year for our business. We’re seeing tremendous progress in projects across our R&D pipeline, and this underscores both our momentum and the value that our business is poised to deliver to farmers.”
Market Conditions
The winter months in the Northern Hemisphere agricultural markets provide farmers with an opportunity to review their input costs for the 2008 season – including new seed, trait and chemistry offerings. Strong early-season order patterns in the United States for the company’s corn business are reinforcing growth trends in the company’s branded seed business and adoption of trait technologies, particularly its triple-trait corn technology. Monsanto now expects that its DEKALB corn seed brand in the U.S. could realize an increase of 2-to-3 percentage points, up from its previously announced range of 1-to-2 points.
The growing season is well under way in the Southern Hemisphere. In Brazil, higher corn commodity prices have resulted in an increase in the number of total corn acres planted within the country to approximately 35 million acres. Monsanto currently estimates that the Brazilian hybrid corn seed market is 28 million acres. Recent estimates also suggest that soybean production in the country could be slightly higher than last season as well, or slightly higher than the 50 million acres planted last year.
Operations Update
The company reported net sales of $2.1 billion for the first quarter of fiscal year 2008, which were 36 percent higher than those in the first quarter of fiscal year 2007. The results in the quarter reflect the strong performance of the company’s businesses outside the United States. Key drivers for the quarter were increased sales of Roundup agricultural herbicides in Brazil, Argentina and Europe, as well as stronger adoption of the company’s seed and trait technologies in Brazil and Argentina.
For the first quarter of fiscal year 2008, Monsanto recorded net income of $256 million compared with net income of $90 million for the same period last year. Earnings per share (EPS) for the quarter, both on an as-reported and ongoing basis, were 46 cents a share.
Cash Flow
For first-quarter fiscal year 2008, net cash provided by operating activities was $996 million, compared with $600 million in the first-quarter of fiscal year 2007. Net cash required by investing activities was $256 million for the first-quarter of fiscal year 2008, compared with $67 million for the same quarter of fiscal year 2007. As a result, free cash flow was $740 million for the first-quarter fiscal year 2008, compared with $533 million for the same quarter in fiscal year 2007. (For a reconciliation of free cash flow, see note 1.) The increase in the three-month comparison related primarily to higher customer pre-payments in the United States. Net cash required by financing activities was $47 million for the first quarter of fiscal year 2008, compared with $156 million for the same period in fiscal year 2007.

Outlook
The second and third quarters of fiscal year 2008 are expected to be the primary drivers for the company’s fiscal year 2008 EPS results. These quarters reflect both the relative size of the company’s U.S. business and the importance of its seeds-and-traits business to Monsanto’s earnings.
Monsanto’s full-year 2008 EPS is now expected to be in the range of $2.50 to $2.60, excluding the impact of Solutia’s emergence from bankruptcy, both on a reported and ongoing basis. The company also announced that it now expects that its free cash flow guidance for fiscal year 2008 will be higher even as it expects higher capital expenditures in fiscal year 2008. Strong demand for the company’s corn seed products pulled forward the capital expenditures at its North American corn seed manufacturing facilities which had been previously announced as part of its two-year $610 capital expenditure plan.
The company noted that its free cash flow for fiscal year 2008 is now expected to be in the range of $900 million to $1 billion. The company expects net cash provided by operating activities to be in the range of $1.95 billion to $2.05 billion, and net cash required by investing activities to be approximately $1.05 billion for fiscal year 2008. (For a reconciliation of free cash flow, see note 1.)
Because Monsanto cannot predict with certainty when Solutia will be able to satisfy the conditions of its bankruptcy emergence, Monsanto’s full-year 2008 EPS and cash flow guidance does not reflect any receipt of cash or equity reimbursements associated with Solutia’s anticipated emergence from bankruptcy and the resolution of Monsanto’s claim. If Solutia emerges from bankruptcy protection as it currently projects in January 2008, Monsanto anticipates that it could realize a non-recurring gain (net of tax) of approximately $0.22 to $0.24 per share in second quarter 2008 for the settlement of Monsanto’s claim.
Seeds and Genomics Segment Detail

($ in millions)	Net Sales		Gross Profit
	First	First	First	First
Seeds and Genomics	Quarter	Quarter	Quarter	Quarter
	2008	2007	2008	2007

Corn seed and traits	$467	$360	$285	$223

Soybean seed and traits	162	170	111	122

Cotton seed and traits	42	25	24	15

Vegetable and fruit seed	130	100	64	51

All other crops seeds and traits	35	25	11	5

TOTAL Seeds and Genomics	$836	$680	$495	$416

	Earnings Before
($ in millions)	Interest & Taxes (EBIT)
	First	First
Seeds and Genomics	Quarter	Quarter
	2008	2007

EBIT (For a reconciliation of EBIT, see note 1.)	$(20)	$1

Unusual Items Affecting EBIT

Loss on Discontinued Operations	None	$(8)

The Seeds and Genomics segment consists of the company’s global seeds and traits business, and genetic technology platforms.

Sales for Monsanto’s Seeds and Genomics segment were $836 million for the first quarter of fiscal year 2008, or 23 percent higher than the same period last year.
Results in the quarter benefited from increased sales from the company’s corn seed and traits business, which were 30 percent higher when compared with sales in the same period last year. The increase in the quarter related primarily to strong demand for the company’s corn seed products in key corn-growing areas including Brazil and Argentina.
During the quarter, Monsanto’s U.S. corn business also realized strong early orders for the company’s corn products – including its triple-trait technology which offers farmers both above-the-ground and below-the-ground insect protection, as well as weed control flexibility. The company is now forecasting that its triple-stack product could be planted on 25-to-27 million acres in the United States, an increase of some 50 percent over the prior year. Monsanto also now expects that its DEKALB corn seed brand in the U.S. could realize an increase of 2-to-3 percentage points, up from its previously announced range of 1-to-2 points.
Agricultural Productivity Segment Detail

($ in millions)	Net Sales		Gross Profit

	First	First	First	First
Agricultural Productivity	Quarter	Quarter	Quarter	Quarter
	2008	2007	2008	2007

Roundup and other glyphosate-based herbicides	$1,008	$649	$487	$194

All other agricultural productivity products	255	210	73	72

TOTAL Agricultural Productivity	$1,263	$859	$560	$266

	Earnings Before
($ in millions)	Interest & Taxes (EBIT)
	First	First
Agricultural Productivity	Quarter	Quarter
	2008	2007

EBIT (For a reconciliation of EBIT, see note 1.)	$385	$103

Unusual Items Affecting EBIT	None	None

The Agricultural Productivity segment consists primarily of crop protection products, residential lawn-and-garden herbicide products, and the company’s animal agriculture business.
Sales for Monsanto’s Agricultural Productivity segment were $1.3 billion for the first quarter of fiscal year 2008, or 47 percent higher compared with sales in the same period last year. The primary contributors to the segment’s growth in the quarter were higher pricing and volume of the company’s Roundup agricultural herbicides in Brazil, Argentina and Europe.
Gross profit for the segment in the first quarter was $560 million or than more double compared with gross profit in the same period last year. The increase in the quarter related primarily to higher pricing of branded Roundup herbicides as well as higher volumes.
Webcast Information
In conjunction with this announcement, Monsanto will hold a conference call at 8:30 a.m. central time (9:30 a.m. eastern time) today. The call will focus on these results, future expectations and an update of projects within the company’s R&D pipeline. The call may also include a discussion of Monsanto’s strategic initiatives, product performance and other matters related to the company’s business.
Presentation slides and a simultaneous audio webcast of the conference call may be accessed by visiting the company’s web site at www.monsanto.com and clicking on “Investor Information.” Visitors may need to download Windows Media Player™ prior to listening to the webcast. Following the live broadcast, a replay of the webcast will be available on the Monsanto Web site for three weeks.
About Monsanto Company
Monsanto Company is a leading global provider of technology-based solutions and agricultural products that improve farm productivity and food quality. For more information on Monsanto, see www.monsanto.com.
Cautionary Statements Regarding Forward-Looking Information:
Certain statements contained in this release are “forward-looking statements,” such as statements concerning the company’s anticipated financial results, current and future product performance, regulatory approvals, business and financial plans and other non-historical facts. These statements are based on current expectations and currently available information. However, since these statements are based on factors that involve risks and uncertainties, the company’s actual performance and results may differ materially from those described or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, among others: continued competition in seeds, traits and agricultural chemicals; the company’s exposure to various contingencies, including those related to intellectual property protection, regulatory compliance and the speed with which approvals are received, and public acceptance of biotechnology products; the success of the company’s research and development activities; the outcomes of major lawsuits, including proceedings related to Solutia Inc.; developments related to foreign currencies and economies; successful operation of recent acquisitions; fluctuations in commodity prices; compliance with regulations affecting our manufacturing; the accuracy of the company’s estimates related to distribution inventory levels; the company’s ability to fund its short-term financing needs and to obtain payment for the products that it sells; the effect of weather conditions, natural disasters and accidents on the agriculture business or the company’s facilities; and other risks and factors detailed in the company’s most recent periodic report to the SEC. Undue reliance should not be placed on these forward-looking statements, which are current only as of the date of this release. The company disclaims any current intention or obligation to update any forward-looking statements or any of the factors that may affect actual results.
Notes to editors: DEKALB and Roundup are trademarks of Monsanto Company and its wholly owned subsidiaries.
References to Roundup herbicides in this release mean Roundup branded herbicides, excluding lawn-and-garden herbicide products.
-oOo-

Monsanto Company
Selected Financial Information
(Dollars in millions, except per share amounts)
Unaudited

	Three Months Ended
	Nov. 30,
Statements of Consolidated Operations	2007	2006
Net Sales	$2,099	$1,539
Cost of Goods Sold	1,044	857

Gross Profit	1,055	682
Operating Expenses:
Selling, General and Administrative Expenses	461	382
Research and Development Expenses	200	178
Acquired In-Process Research and Development	1	—

Total Operating Expenses	662	560
Income from Operations	393	122
Interest Expense	36	33
Interest Income	(32)	(30)
Solutia-Related Expenses	17	10
Other Expense – Net	2	4

Income from Continuing Operations Before Income Taxes and Minority Interest	370	105
Income Tax Provision	107	13
Minority Interest Expense (Income)	7	(3)

Income from Continuing Operations	$256	$95

Discontinued Operations:
Loss from Operations of Discontinued Businesses	—	(8)
Income Tax Benefit	—	(3)

Loss on Discontinued Operations	—	(5)

Net Income	$256	$90

EBIT (see note 1)	$365	$104

Basic Earnings (Loss) per Share:
Income from Continuing Operations	$0.47	$0.18
Loss on Discontinued Operations	—	(0.01)

Net Income	$0.47	$0.17

Diluted Earnings (Loss) per Share:
Income from Continuing Operations	$0.46	$0.17
Loss on Discontinued Operations	—	(0.01)

Net Income	$0.46	$0.16

Weighted Average Shares Outstanding:
Basic	546.2	543.1
Diluted	557.7	553.6

Monsanto Company
Selected Financial Information
(Dollars in millions)
Unaudited

	As of	As of
Condensed Statements of Consolidated Financial Position	Nov. 30, 2007	Aug. 31, 2007

Assets

Current Assets:
Cash and Cash Equivalents	$1,617	$866
Trade Receivables – Net of Allowances of $229 and $217, Respectively	1,642	1,499
Miscellaneous Receivables	473	407
Deferred Tax Assets	453	449
Inventories	2,241	1,719
Other Current Assets	136	144

Total Current Assets	6,562	5,084

Property, Plant and Equipment – Net of Accumulated Depreciation of $3,401 and $3,260, respectively	2,726	2,656
Goodwill	2,735	2,625
Other Intangible Assets – Net	1,407	1,415
Noncurrent Deferred Tax Assets	774	730
Long-Term Receivables	615	79
Other Assets	494	394

Total Assets	$15,313	$12,983

Liabilities and Shareowners’ Equity

Current Liabilities:
Short-Term Debt, Including Current Portion of Long-Term Debt	$261	$270
Accounts Payable	673	649
Income Taxes Payable	80	150
Accrued Compensation and Benefits	237	349
Accrued Marketing Programs	467	517
Deferred Revenues	1,197	260
Grower Production Accruals	351	86
Dividends Payable	—	96
Miscellaneous Short-Term Accruals	861	698

Total Current Liabilities	4,127	3,075

Long-Term Debt	1,153	1,150
Postretirement Liabilities	491	542
Long-Term Portion of Solutia-Related Reserve	125	119
Long-Term Deferred Revenue	554	—
Other Liabilities	804	594
Shareowners’ Equity	8,059	7,503

Total Liabilities and Shareowners’ Equity	$15,313	$12,983

Debt to Capital Ratio:	15%	16%

Monsanto Company
Selected Financial Information
(Dollars in millions)
Unaudited

	Three Months Ended
	Nov. 30,
Statements of Consolidated Cash Flows	2007	2006

Operating Activities:
Net Income	$256	$90
Adjustments to Reconcile Cash Provided by Operating Activities:
Items That Did Not Require (Provide) Cash:
Depreciation and Amortization Expense	143	128
Bad-Debt Expense	19	9
Stock-Based Compensation Expense	19	18
Excess Tax Benefits from Stock-Based Compensation	(45)	(12)
Deferred Income Taxes	50	(4)
Equity Affiliate Expense – Net	2	10
Acquired In-Process Research and Development	1	—
Other Items	(13)	3
Changes in Assets and Liabilities That Provided (Required) Cash, Net of Acquisitions:
Trade Receivables	46	251
Inventories	(460)	(256)
Deferred Revenues	933	592
Accounts Payable and Other Accrued Liabilities	99	(158)
PCB Litigation Settlement Proceeds	5	5
Solutia-Related Payments	(6)	(6)
Net Investment Hedge Settlement	(6)	—
Other Items	(47)	(70)

Net Cash Provided by Operating Activities	996	600

Cash Flows Provided (Required) by Investing Activities:
Maturities of Short-Term Investments	—	22
Capital Expenditures	(154)	(92)
Acquisitions of Businesses, Net of Cash Acquired	(92)	—
Purchases of Long-Term Equity Securities	(26)	—
Technology and Other Investments	(12)	(10)
Other Investments and Property Disposal Proceeds	28	13

Net Cash Required by Investing Activities	(256)	(67)

Cash Flows Provided (Required) by Financing Activities:
Net Change in Financing With Less Than 90-Day Maturities	22	(1)
Short-Term Debt Proceeds	—	2
Short-Term Debt Reductions	—	(8)
Long-Term Debt Proceeds	—	3
Long-Term Debt Reductions	—	(69)
Payments on Other Financing	(1)	(2)
Treasury Stock Purchases	(49)	(56)
Stock Option Exercises	32	17
Excess Tax Benefits From Stock-Based Compensation	45	12
Dividend Payments	(96)	(54)

Net Cash Required by Financing Activities	(47)	(156)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	58	5

Net Increase in Cash and Cash Equivalents	751	382
Cash and Cash Equivalents at Beginning of Period	866	1,460

Cash and Cash Equivalents at End of Period	$1,617	$1,842

Monsanto Company
Selected Financial Information
(Dollars in millions)
Unaudited
1.	EBIT, Ongoing EPS and Free Cash Flow: The presentations of EBIT, ongoing EPS and free cash flow are not intended to replace net income (loss), cash flows, financial position or comprehensive income (loss), and they are not measures of financial performance as determined in accordance with generally accepted accounting principles (GAAP) in the United States. The following tables reconcile EBIT, ongoing EPS and free cash flow to the respective most directly comparable financial measure calculated in accordance with GAAP.

Reconciliation of EBIT to Net Income (Loss): EBIT is defined as earnings (loss) before interest and taxes. Earnings (loss) is intended to mean net income (loss) as presented in the Statements of Consolidated Operations under GAAP. The following table reconciles EBIT to the most directly comparable financial measure, which is net income (loss).

	Three Months Ended
	Nov. 30,
	2007	2006

EBIT – Seeds and Genomics Segment	$(20)	$1
EBIT – Agricultural Productivity Segment	385	103

EBIT– Total	365	104
Interest Expense – Net	4	3
Income Tax Provision(A)	105	11

Net Income	$256	$90

(A)	Includes the income tax provision from continuing operations, the income tax benefit (provision) on minority interest, and the income tax benefit on discontinued operations.
Reconciliation of EPS to Ongoing EPS: Ongoing EPS is calculated excluding certain after-tax items which Monsanto does not consider part of ongoing operations. The reconciliation of EPS to ongoing EPS for the three months ended Nov. 30, 2007 and 2006, is included on page 1 of this release.

Reconciliation of Free Cash Flow: Free cash flow represents the total of cash flows from operating activities and investing activities, as reflected in the Statements of Consolidated Cash Flows presented in this release. With respect to the fiscal year 2008 free cash flow guidance, Monsanto does not include any estimates or projections of Net Cash Provided (Required) by Financing Activities because in order to prepare any such estimate or projection, Monsanto would need to rely on market factors and conditions that are outside of its control.

	Fiscal Year	Three Months Ended
	2008	Nov. 30,
	Guidance	2007	2006

Net Cash Provided by Operating Activities	$1,950 – $2,050	$996	$600
Net Cash Required by Investing Activities	(1,050)	(256)	(67)

Free Cash Flow	$900 – $1,000	740	533
Net Cash Required by Financing Activities	N/A	(47)	(156)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	N/A	58	5

Net Increase in Cash and Cash Equivalents	N/A	751	382
Cash and Cash Equivalents at Beginning of Period	N/A	866	1,460

Cash and Cash Equivalents at End of Period	N/A	$1,617	$1,842